Exhibit 10.3

EXECUTION VERSION

JANUARY 23, 2013

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

DATED AS OF DECEMBER 14, 2012

AMONG

SABINE OIL & GAS LLC (F/K/A NFR ENERGY LLC),

AS BORROWER,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT,

CITIGROUP GLOBAL MARKETS INC.,

AS SYNDICATION AGENT

AND

THE LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AND

CITIGROUP GLOBAL MARKETS INC.,

AS JOINT LEAD ARRANGERS

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

AND

NATIXIS, NEW YORK BRANCH,

AS JOINT BOOKRUNNERS

NATIXIS, NEW YORK BRANCH,

AS DOCUMENTATION AGENT,

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT, dated as of January 23, 2013 (this “Amendment”), among SABINE OIL & GAS, LLC (f/k/a NFR Energy LLC), a Delaware limited liability company (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (such capitalized term and, unless otherwise specified, all other capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below).

WHEREAS, the Borrower, the Lenders and the Administrative Agent, are party to that certain Second Lien Credit Agreement, dated as of December 14, 2012 (the “Credit Agreement”);

WHEREAS, the Borrower and the Lenders party hereto have agreed to amend the Credit Agreement, but only on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Credit Agreement Amendments. Subject to the terms and conditions set forth in this Amendment, effective on the Amendment No. 1 Effective Date (as defined below):

Section 1.1. Each of the undersigned Lenders irrevocably agrees to amend the Credit Agreement as provided in Section 2 hereof to provide for (a) the increase of the Term Commitments from $500,000,000 to $650,000,000, (b) the reduction of the of the available Incremental Term Loans and (c) reductions to the Applicable Margin.

Section 1.2. Except as modified pursuant to Section 1.1 hereof, Term Loans under the Facilities shall remain outstanding and shall be continued.

Section 2. Amendments.

Section 2.1. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto.

Section 2.2. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby further amended by replacing Annex I (Commitments) thereto with Annex I hereto.

Section 3. Representations and Warranties, No Default. The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Amendment No. 1 Effective Date:

Section 3.1. This Amendment is within each Loan Party’s corporate, limited liability company or partnership powers, as applicable, and has been duly authorized by all necessary organizational and, if required, action by any holder of its Equity Interests. This Amendment and the Loan Documents, as amended by this Amendment, have been duly executed and delivered by the Loan Parties and constitutes a legal, valid and binding obligation of the such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or enforceability thereof generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interests or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment or any Loan Document, as amended by this Amendment or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect.

Section 3.2. The execution, delivery and performance by any Loan Party of this Amendment and the performance by any Loan Party of any Loan Document, as amended by this Amendment, to which such Loan Party is a party, and any such Loan Party’s compliance with the terms and provisions hereof or thereof, (a) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or any Property of any of them, (b) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (c) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 3.3. The representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of Amendment No. 1 Effective Date with the same effect as though such representations and warranties had been made on and as of the Amendment No. 1 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

Section 3.4. At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 4. Conditions to Effectiveness of Amendment. This Amendment, including the amendments set forth in Section 2, shall become effective and the provisions set forth in Sections 1 and 2 shall become operative on the date (the “Amendment No. 1 Effective Date”) on which each of the following conditions are satisfied or waived by each applicable party:

(A) the Administrative Agent shall have received executed signature pages to this Amendment from the Required Lenders, the Borrower and each other Loan Party;

(B) the Borrower shall have paid or caused to be paid all other fees and reasonable costs and expenses of the Administrative Agent (including the reasonable fees and expenses of legal counsel to the Administrative Agent) incurred in connection with this Amendment and duly invoiced prior to the date hereof; and

(C) the Borrower shall have paid or caused to be paid to each of the Lenders the fees due and payable pursuant that certain Fee Letter dated as of the date hereof, by and among the Borrower and the Lenders party thereto.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.

Section 6. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8. Notices. All communications and notices hereunder shall be given as provided in the Credit Agreement or, as the case may be, the Guarantee.

Section 9. Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation, or jurisdiction or as applied to any person.

Section 10. Successors. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 11. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the other Guaranteed Creditors (as defined in the Guaranty Agreement) under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document, and each Loan Party acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and reaffirmed in all respects and shall continue in full force and effect. Each Loan Party ratifies and reaffirms its obligations under the Loan Documents to which it is party, the Liens granted by it pursuant to the Security Instruments, which continue to secure the Obligations, and if such Loan Party is a Guarantor, its guaranty of the Obligations pursuant to the Guarantee. From and after the effective date of this Amendment, all references to the Credit Agreement in any Loan Document shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. In entering into this Amendment, each Lender has undertaken its own analysis and has not relied on any other Lender in making its decision to enter into this Amendment. This Amendment constitutes a Loan Document. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 12.03(a) of the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	SABINE OIL & GAS LLC (f/k/a NFR ENERGY LLC)

	By:	/s/ Shane M. Bayless
	Name:	Shane M. Bayless
	Title:	Chief Financial Officer

GUARANTORS:	SABINE BEAR PAW BASIN LLC (f/k/a NFR BEAR PAW BASIN LLC)

	By:	/s/ Shane M. Bayless
	Name:	Shane M. Bayless
	Title:	Chief Financial Officer

SABINE EAST TEXAS BASIN LLC (f/k/a NFR EAST TEXAS BASIN LLC)

	By:	/s/ Shane M. Bayless
	Name:	Shane M. Bayless
	Title:	Chief Financial Officer

SABINE OIL & GAS FINANCE CORPORATION (f/k/a NFR ENERGY FINANCE CORPORATION)

	By:	/s/ Shane M. Bayless
	Name:	Shane M. Bayless
	Title:	Chief Financial Officer

SABINE MID-CONTINENT LLC (f/k/a NFR MID-CONTINENT LLC)

	By:	/s/ Shane M. Bayless
	Name:	Shane M. Bayless
	Title:	Chief Financial Officer

[Signature Page to Amendment No.1 to the Credit Agreement]

NFR MONSKATCHEWAN GATHERING LLC

By:	/s/ Shane M. Bayless
Name:	Shane M. Bayless
Title:	Chief Financial Officer

SABINE SOUTH TEXAS LLC (f/k/a NFR SOUTH TEXAS LLC)

By:	/s/ Shane M. Bayless
Name:	Shane M. Bayless
Title:	Chief Financial Officer

NFR UINTA BASIN LLC

By:	/s/ Shane M. Bayless
Name:	Shane M. Bayless
Title:	Chief Financial Officer

SABINE WILLISTON BASIN LLC (f/k/a NFR WILLISTON BASIN LLC)

By:	/s/ Shane M. Bayless
Name:	Shane M. Bayless
Title:	Chief Financial Officer

REDROCK DRILLING, LLC

By:	/s/ Shane M. Bayless
Name:	Shane M. Bayless
Title:	Chief Financial Officer

[Signature Page to Amendment No.1 to the Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeffrey Bloomquist
Name:	Jeffrey Bloomquist
Title:	Managing Director

[Signature Page to Amendment No.1 to the Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Christopher Abbate
Name:	Christopher Abbate
Title:	Vice President

[Signature Page to Amendment No.1 to the Credit Agreement]

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Timothy P. Dilworth
Name:	Timothy P. Dilworth
Title:	Managing Director

By:	/s/ Eugene Weissberger
Name:	Eugene Weissberger
Title:	Vice President

[Signature Page to Amendment No.1 to the Credit Agreement]

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Alan Tapley
Name:	Alan Tapley
Title:	Assistant Vice President

[Signature Page to Amendment No.1 to the Credit Agreement]

Exhibit A

Amended Credit Agreement

Execution Version

SECOND LIEN CREDIT AGREEMENT

DATED AS OF DECEMBER 14, 2012

AMONG

SABINE OIL & GAS LLC (F/K/A NFR ENERGY LLC),

AS BORROWER,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT,

CITIGROUP GLOBAL MARKETS INC.,

AS SYNDICATION AGENT

AND

THE LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AND

CITIGROUP GLOBAL MARKETS INC.,

AS JOINT LEAD ARRANGERS

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

AND

NATIXIS, NEW YORK BRANCH,

AS JOINT BOOKRUNNERS

NATIXIS, NEW YORK BRANCH,

AS DOCUMENTATION AGENT

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
Annexes, Exhibits and Schedules

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Legal Opinion of Simpson Thacher & Bartlett
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Affiliated Lender Assignment and Assumption

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 8.13	Post-Closing Obligations

-v-

THIS SECOND LIEN CREDIT AGREEMENT (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of December 14, 2012~~, is among:~~ and amended as of the Amendment No. 1 Effective Date pursuant to Amendment No. 1 to Credit Agreement among Sabine Oil & Gas LLC (f/k/a NFR Energy LLC), a Delaware limited liability company (together with any successor to such Person permitted under this Agreement, the “Borrower”); each of the Lenders from time to time party hereto; Bank of America, N.A.(in its individual capacity, “Bank of America”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner; Citigroup Global Markets Inc., as syndication agent (in such capacity, together with its successors in such capacity, the “Syndication Agent”), joint lead arranger and joint bookrunner; and Natixis, New York Branch as joint bookrunner and documentation agent.

R E C I T A L S

A. FRC Founders Corporation (formerly known as First Reserve Corporation) (together with its affiliates, the “Sponsor”) intends to purchase all or a portion of the direct or indirect equity interests owned by Nabors, Inc. and/or its affiliates (collectively, “Nabors”) of the Borrower, an entity currently indirectly or directly owned by the Sponsor and Nabors (the “Nabors Transaction”).

B. The Borrower or one of the Borrower’s subsidiaries intends to directly or indirectly acquire certain assets of TLP Energy LLC (“TLP”; such acquisition, the “TLP Acquisition”) pursuant to a Purchase and Sale Agreement dated as of December 1, 2012 (together with all exhibits and schedules thereto, the “TLP Acquisition Agreement”).

C. The Borrower or one of the Borrower’s subsidiaries intend to directly or indirectly acquire certain assets formerly owned by Blue Eagle Energy, LLC consisting of (a) certain assets of Abraxas Petroleum Corporation (“Abraxas”; such acquisition, the “Abraxas Acquisition”) pursuant to a Purchase and Sale Agreement dated November 19, 2012 (together with all exhibits and schedules thereto, the “Abraxas Acquisition Agreement”) and (b) certain assets of Rock Oil Company, LLC (the “Rock Oil”, together with Abraxas the “BEE Targets” and the BEE Targets, together with TLP, the “Targets”; such acquisition, the “Rock Oil Acquisition”, together with the Abraxas Acquisition, the “BEE Acquisitions” and the BEE Acquisitions, together with the TLP Acquisition, the “Acquisitions”) pursuant to a Purchase and Sale Agreement dated November 19, 2012 (together with all exhibits and schedules thereto, the “Rock Oil Acquisition Agreement”, together with the Abraxas Acquisition Agreement, the “BEE Acquisition Agreements” and the BEE Acquisition Agreements, together with the TLP Acquisition Agreement, the “Acquisition Agreements”).

D. The Borrower has requested that substantially simultaneously with the consummation of the TLP Acquisition the Lenders extend credit to the Borrower in the form of Loans in an aggregate principal amount equal to $500,000,000 (the “Second Lien Term Facility”) pursuant to this Agreement.

E. Concurrently with the initial extensions of credit hereunder, the Borrower is amending, the Amended and Restated Credit Agreement dated as of April 28, 2009 among the Borrower, Wells Fargo Bank, National Association, as administrative agent, Capital One, N.A. and Bank of America, N.A. as co-syndication agents and the lenders party thereto from time to time (as so amended, the “ABL Credit Agreement”) (such revolving facility, the “ABL Facility”).

F. The proceeds of the Second Lien Term Facility, together with the proceeds of borrowings under the ABL Facility and cash and direct or indirect rollover equity in an aggregate amount of $261,500,000 contributed by the Sponsor and other investors to the Borrower (such amounts, the “Equity Contribution”), will be used to finance the Acquisitions, the other Transactions, expenses related thereto and for working capital purposes.

G. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” has the meaning set forth in the recitals hereto.

“ABL Documents” means the “Loan Documents” defined in the ABL Credit Agreement.

“ABL Facility” has the meaning set forth in the recitals hereto.

“ABL Facility Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent under the ABL Credit Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Abraxas” has the meaning set forth in the recitals hereto.

“Abraxas Acquisition” has the meaning set forth in the recitals hereto.

“Abraxas Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such Specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreements” has the meaning set forth in the recitals hereto.

“Acquisitions” has the meaning set forth in the recitals hereto.

“Act” has the meaning set forth in Section 12.15.

“Additional Assets” means:

(1) any properties or assets to be used by the Borrower or a Restricted Subsidiary in the Oil and Gas Business; or

(2) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of the Borrower means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year-end reserve report, and

(B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year-end), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers;

(ii) the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of the Borrower and its Restricted Subsidiaries on a date no earlier than the date of the Borrower latest annual or quarterly financial statements; and

(iv) the greater of

(A) the net book value of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited financial statements; provided that, if no such appraisal has been performed the Borrower shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Borrower in accordance with clause (a)(iii) above of this definition);

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Borrower were year-end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Borrower changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, Adjusted Consolidated Net Tangible Assets shall continue to be calculated as if the Borrower were still using the full cost method of accounting.

“Additional Refinancing Lender” has the meaning set forth in Section 2.08(a).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (i) the Eurodollar Rate for such Interest Period multiplied by the Statutory Reserve Rate and (ii) 1.25%.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Lender” means a Lender that is a Sponsor or an Affiliate of a Sponsor, including any Non-Debt Fund Affiliate (but excluding, the Borrower and its Subsidiaries and any Debt Fund Affiliate).

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 12.04(f)(i).

“Agreement” ~~means this Second Lien Credit Agreement, as the same may be amended or supplemented from time to time~~has the meaning set forth in the preamble.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Adjusted Eurodollar Rate or Alternate Base Rate floor greater than the “floor” then in effect on the Loans, as applicable; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (c) the Adjusted Eurodollar Rate having an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, that notwithstanding the foregoing, in no event shall the Alternate Base Rate be less than 2.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Amendment No. 1 Effective Date” means January [18], 2013.

“Amendment No. 1 to Credit Agreement” means Amendment No. 1 to this Agreement, dated as of the Amendment No. 1 Effective Date, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Applicable Margin” means a percentage per annum equal to (a) for Eurodollar Rate Loans, ~~7.75~~7.50% and (b) for ABR Loans, ~~6.75~~6.50%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitments as such percentage is set forth on Annex I.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner& Smith Incorporated and Citigroup Global Markets Inc., in their capacity as joint lead arrangers and joint bookrunners hereunder.

“Asset Acquisition” means

(1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any Restricted Subsidiary of the Borrower, or shall be merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; or

(2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of the assets of any Person (other than a Restricted Subsidiary of the Borrower) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the Borrower and its Restricted Subsidiaries; provided that the sale, lease (including by means of Production Payments and Reserve Sales but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business), conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 9.08 hereof and not by Section 9.09 hereof; and

(2) the issuance or sale of Equity Interests in any of the Borrower’s Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.01 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $10,000,000;

(2) a transfer of assets between or among the Borrower and any of its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Restricted Subsidiary of the Borrower;

(4) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(5) the sale or discounting of accounts receivable in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties;

(7) any sale of assets received by the Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(10) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(11) a Restricted Payment that does not violate Section 9.03 hereof or a Permitted Investment;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) the granting of Liens not otherwise prohibited by this Agreement;

(14) the surrender, or waiver of contract rights, oil and gas leases, or settlement, release or surrender of contract, tort or other claims;

(15) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Borrower;

(16) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(17) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(18) a disposition of Oil and Gas Properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(19) the abandonment, farmout, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business; and

(20) a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Bank of America” has the meaning set forth in the preamble hereto.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BEE Acquisition Agreements” has the meaning set forth in the recitals hereto.

“BEE Acquisition Reserve Report” means a pro forma reserve report dated on or about October 1, 2012, with respect to the Oil and Gas Properties of the Borrower and the BEE Targets to be acquired pursuant to the BEE Acquisition Agreements, in form and substance substantially consistent with the most recent reserve report delivered to the ABL Facility Administrative Agent or otherwise in form and substance reasonably acceptable to the Administrative Agent

“BEE Acquisitions” has the meaning set forth in the recitals hereto.

“BEE Targets” has the meaning set forth in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of the same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the recitals hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any date an amount equal to the amount of (a) 65% of the net present value discounted at 9% of proved developed producing (PDP) reserves, plus (b) 35% of the net present value discounted at 9% of proved developed non-producing (PDNP) reserves, plus (c) 25% of the net present value discounted at 9% of proven undeveloped (PUD) reserves, in each case for the Borrower and its Restricted Subsidiaries, as estimated by the Borrower in a reserve report prepared by the Borrower’s petroleum engineers and calculated in accordance with SEC guidelines in all material respects (before any state or federal or other income tax).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contributions” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness”.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of the greater of (i) $1,000,000 or (ii) five percent (5%) of the then effective Borrowing Base (as defined in the ABL Credit Agreement).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares.

Notwithstanding the preceding, a conversion of the Borrower or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning set forth in Section 9.08(a).

“Change of Control Payment” has the meaning set forth in Section 9.08(a).

“Change of Control Payment Date” has the meaning set forth in Section 9.08(a)(ii).

“Class” means, with respect to any tranche of Loans extended hereunder, a tranche of Loans extended hereunder that has different terms and conditions than the Loans extended on the Effective Date or any other Loans extended on a date subsequent to the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means a Term Commitment or an Incremental Term Commitment as the context may require.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (A) without duplication to the extent the same was deducted in calculating Consolidated Net Income:

(1) provision for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes, of such Person and its Restricted Subsidiaries or the Tax Amount for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus

(5) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6) the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5,000,000 and (y) 2.0% of Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for each period; plus

(7) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; minus

(B) (1) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required; and (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-wholly owned Subsidiary.

“Consolidated Net Income” means with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation and other restructuring costs), including, without limitation, any severance or relocation expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or incurrence or repayment of Indebtedness permitted to be incurred hereunder or which was prior to the Effective Date permitted to be incurred under the Senior Notes (in each case, whether or not successful), including all fees, expenses and charges, in each case shall be excluded;

(2) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(4) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5)(A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Borrower or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Borrower or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6) any increase in depreciation, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7) accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8) any impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 or asset write-offs shall be excluded;

(9) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines shall be excluded;

(11) any unrealized non-cash gains or losses or charges in respects of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133) shall be excluded;

(12) solely for the purpose of determining the amount available for Restricted Payments under Section 9.03(a)(c)(1) hereof, the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

(13) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Borrower or such Guarantor after February 12, 2010, provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Borrower or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the incurrence date thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Facilities provided for in the ABL Credit Agreement and this Agreement), indentures or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Credit Agreement Refinancing Indebtedness” means Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Indebtedness has a final maturity date no earlier than the Maturity Date of the Second Lien Term Facility, (b) the Weighted Average Life to Maturity applicable to such Indebtedness shall be equal to or greater than the Weighted Average Life to Maturity of the existing Second Lien Term Facility, (c) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on such Refinanced Debt being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith), (d) the terms and conditions of such Indebtedness are not materially more onerous, taken as a whole, than the Refinanced Debt, and (e) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt - ABL” means “Debt” as defined in the ABL Credit Agreement on the date hereof.

“Debt Fund Affiliates” means (a) Energy Credit Partners, (b) any fund managed by, or under common management with, Energy Credit Partners and (c) any other Affiliate of the Borrower that is a bona fide diversified debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived or otherwise remedied, become an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to a certificate signed by a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent company of the Borrower (other than Disqualified Stock) that is issued for cash (other than to the Borrower any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate signed by a Responsible Officer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 9.03(a)(iv)(C)(2) hereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Contribution” has the meaning set forth in the recitals hereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” means each of First Reserve Fund XI, L.P., FRNFR Holdings LLC, Ramshorn Investments, Inc. and their respective Affiliates.

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Borrower or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent company of the Borrower (to the extent the net proceeds therefrom are contributed to the equity capital of the Borrower) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Borrower or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, the regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under section 4041 of ERISA or the treatment of a Plan amendment by the PBGC as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition that might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means: (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period)

with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Borrower after February 12, 2010 from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as “Excluded Contributions” pursuant to a certificate signed by a Responsible Officer, the net cash proceeds of which are excluded from the calculation set forth in Section 9.03(a)(iv)(C)(2) hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its overall net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b), (d) any withholding tax that is attributable to a Foreign Lender’s failure to comply with Section 5.03(e), (e) U.S. federal backup withholding taxes and (f) U.S. federal withholding taxes imposed under FATCA

“Existing Loan Tranche” has the meaning assigned such term in Section 2.09(a).

“Extended Loans” has the meaning assigned such term in Section 2.09(a).

“Extending Lender” has the meaning provided in Section 2.09(c).

“Extension” means the establishment of a Loan Extension Series by amending a Loan pursuant to Section 2.09 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.09(d).

“Extension Election” has the meaning provided in Section 2.09(c).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Borrower for transactions less than $20,000,000 and (ii) the Board of Directors of the Borrower (unless otherwise provided in this Agreement) for transactions valued at, or in excess of, $20,000,000.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fall-Away Period” has the meaning set forth in Section 9.13.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Second Lien Term Facility Fee Letter dated as of December 3, 2012 by and among the Borrower, the Administrative Agent and the Arranger.

“Financial Officer” means, for any Person, the chief financial officer, president or any vice president of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the consolidated financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of this Agreement and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Borrower (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued

operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in a certificate signed by a Responsible Officer, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Agreement), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

(4) interest income; less

(5) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less

(6) accretion or accrual of discounted liabilities not constituting Indebtedness; less

(7) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; less

(8) Additional Interest; and less

(9) to the extent not included above, any interest attributable to Dollar-Denominated Production Payments.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means each of First Reserve Fund XI, L.P. and FR NFR Holdings LLC.

“Fund Affiliate” means (i) each Affiliate of a Fund that is neither a portfolio company nor a company controlled by a portfolio company and (ii) each general partner of a Fund or any Fund Affiliate, respectively.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement.

“Gathering Subsidiaries” means Willow Creek Gathering, LLC, a Nevada limited liability company and Lodge Creek Gathering, LLC, a Nevada limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(a) NFR Uinta Basin LLC, a Delaware limited liability company;

(b) Sabine Williston Basin LLC (f/k/a NFR Williston Basin LLC), a Delaware limited liability company;

(c) Sabine East Texas Basin LLC (f/k/a NFR East Texas Basin LLC), a Delaware limited liability company;

(d) Sabine Bear Paw Basin LLC (f/k/a NFR Bear Paw Basin LLC), a Delaware limited liability company;

(e) NFR Monskatchewan Gathering LLC, a Delaware limited liability company;

(f) Redrock Drilling, LLC, a Nevada limited liability company;

(g) Sabine Oil & Gas Finance Corporation (f/k/a NFR Energy Finance Corporation), a Delaware corporation;

(h) Sabine South Texas LLC (f/k/a NFR South Texas LLC), a Delaware limited liability company;

(i) Sabine Mid-Continent LLC (f/k/a NFR Mid-Continent LLC), a Delaware limited liability company; and

(j) each other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.11(b).

“Guaranty Agreement” means that certain Amended and Restated Guaranty and Pledge Agreement executed by the Borrower and the Guarantors in form and substance reasonably acceptable to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests relating to oil, gas or other hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increased Amount Date” has the meaning set forth in Section 2.07(a).

“Incremental Amendment” has the meaning set forth in Section 2.07(b).

“Incremental Term Commitment” has the meaning set forth in Section 2.07(a).

“Incremental Term Facility” has the meaning set forth in Section 2.07(a).

“Incremental Term Lender” has the meaning set forth in Section 2.07(c).

“Incremental Term Loans” has the meaning set forth in Section 2.07(a).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(f) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

(g) to the extent not otherwise included, with respect to the Borrower and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Borrower or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Borrower or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) Production Payments and Reserve Sales; (e) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property; (f) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Borrower or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Borrower or its Restricted Subsidiaries incurred without violation of this Agreement; or (g) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means that certain Indenture for the Senior Notes, dated as of February 12, 2010 by and between the Borrower, as issuer and The Bank of New York Mellon Trust Company, N.A., as trustee, as the same may be modified, amended or supplemented from time to time.

“Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors, the Administrative Agent and the ABL Facility Administrative Agent, as the same may be modified, amended or supplemented from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a Moody’s rating of Baa3 (or the equivalent) or higher and an S&P rating of BBB- (or the equivalent) or higher or, if either such Rating Agency ceases to rate the Loans for reasons outside of the Borrower’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement (as amended and from time to time), the Notes, the Fee Letter and the Security Instruments.

“Loan Extension Request” has the meaning assigned such term in Section 2.09(a).

“Loan Extension Series” has the meaning assigned such term in Section 2.09(a).

“Loan Party” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Incremental Term Loans, Extended Term Loans, Refinanced Loans and Replacement Loans.

“Majority Lenders” means Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)). For purposes of any votes undertaken pursuant to Section 12.02 in connection with any waiver, amendment or modification, the determination of Majority Lender shall be subject to Section 12.04(f)(2) and Section 12.04(h).

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250,000,000; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Borrower and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness incurred under this Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means December 31, 2018, provided that if the Senior Notes are not refinanced with new debt that matures at least 91 days after December 31, 2018, the Maturity Date shall be the date that is 91 days prior to February 15, 2017.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Nabors” has the meaning set forth in the recitals hereto.

“Net Income” means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes or Tax Distributions on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain or loss, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Working Capital” means (a) the sum of (i) all current assets of the Borrower and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, plus (ii) the amount of revolving credit borrowings available to be incurred under the ABL Credit Agreement, less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Non-Consenting Lender” has the meaning set forth in Section 5.04(b).

“Non-Debt Fund Affiliate” means any Affiliate of the Borrower other than (a) the Borrower or any subsidiary of the Borrower, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” has the meaning set forth in Section 7.07(d).

“OFAC Compliance” has the meaning set forth in Section 7.07(d).

“Oil and Gas Business” means:

(1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(3) any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Borrower or its Restricted Subsidiaries, directly or indirectly, participate;

(4) any business relating to oil field sales and service; and

(5) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Borrower dated as of May 11, 2007, as amended.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(iii).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Payment Default” has the meaning set forth in Section 10.01(e)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Business” means the businesses of the Borrower and its Subsidiaries engaged in on the Effective Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Holders” means the Equity Investors and Related Equity Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” has the meaning set forth in Section 9.01(b).

“Permitted Investments” means:

(1) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2) any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

and, in each case, any Investment held by any such Person;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 9.03 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or a direct or indirect parent company of the Borrower;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of the Borrower or any Restricted Subsidiary of the Borrower;

(9) Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed $25,000,000;

(10) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 9.10(b) hereof (except for transactions described in clauses (vi), (viii), (x) and (xii) of Section 9.10(b));

(12) (A) Guarantees issued in accordance with Section 9.01 and Section 8.11 hereof and (B) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(13) any Investment existing on February 12, 2010 and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(15) Permitted Business Investments;

(16) additional Investments by the Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed the greater of (x) $15,000,000 and (y) 2.0% of Adjusted Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (16) is made in a Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary; and

(17) repurchases of Loans;

provided, however, that with respect to any Investment, the Borrower may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (17) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means

(1) Liens securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to Section 9.01 hereof and/or securing Hedging Obligations related thereto;

(2) Liens in favor of the Borrower or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 9.01(b)(iii) hereof covering only the assets acquired with or financed by such Indebtedness;

(8) Liens securing Indebtedness permitted to be incurred pursuant to Section 9.01(b)(15) hereof;

(9) Liens existing on the date of this Agreement;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(12) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(13) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Borrower or any of its Restricted Subsidiaries;

(14) easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Borrower or its Subsidiaries) or materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(15) Liens created for the benefit of (or to secure) the Senior Notes (or the related guarantees);

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(18) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19) Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary of the Borrower with respect to obligations that do not exceed the greater of (x) $10,000,000 and (y) 1.0% of Adjusted Consolidated Net Tangible Assets at any one time outstanding;

(20) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(21) licenses of intellectual property in the ordinary course of business;

(22) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(23) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries;

(24) Liens to secure a defeasance trust;

(25) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(26) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(27) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with this Agreement equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Borrower’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (7) above;

(28) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(29) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(30) Liens on pipelines or pipeline facilities that arise by operation of law;

(31) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(32) Liens securing Hedging Obligations; and

(33) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ Liens, tax Liens and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) of this subclause (33).

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the parent companies of the Borrower in amounts equal to the amounts required for any direct payment of the Borrower to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Borrower and general corporate overhead expenses of any direct parent of the Borrower to the extent such fees and expenses are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(2) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with such parent companies, payments to such parent companies in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority. Any Tax Payments received from the Borrower shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to the Borrower; and

(3) dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any of its Restricted Subsidiaries and that has been Guaranteed by, or is otherwise considered Indebtedness of, the Borrower incurred in accordance with Section 9.01 hereof.

“Permitted Refinancing Debt” any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under Credit Facilities;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Permitted Refinancing Debt shall not include Indebtedness of the Borrower or a Restricted Subsidiary that refinance Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate and with respect to which the Borrower or a Subsidiary or an ERISA Affiliate may have any liability, contingent or otherwise.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Bank of America as a general reference rate of interest, taking into account such factors as Bank of America may deem appropriate; it being understood that many of Bank of America’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Bank of America may make various commercial or other loans at rates of interest having no relationship to such rate.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Restricted Subsidiary.

“Prohibited Lender” means GoldenTree Asset Management, LP or any of its Affiliates.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Borrower will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of this Agreement, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Borrower (except for Standard Securitization Undertakings).

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Borrower as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(3) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Loans incurred pursuant thereto, in accordance with Section 2.08.

“Refinancing Loans” means one or more Classes of Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Equity Party” means:

(1) any controlling stockholder, partner, member, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Equity Investor;

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Equity Investors and/or such other Persons referred to in the immediately preceding clause; or

(3) any Person with whom an Equity Investor or a Related Equity Party (under clause (1) or (2) of this definition of Related Equity Party) may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Reserve Report” means “Reserve Report” as defined in the ABL Credit Agreement (or any reserve report delivered to the ABL Facility Administrative Agent and acceptable to the ABL Facility Administrative Agent as a “Reserve Report” under the ABL Credit Agreement).

“Reserve Report Certificate” means “Reserve Report Certificate” as defined in the ABL Credit Agreement (or any reserve report certificate delivered to the ABL Facility Administrative Agent and acceptable to the ABL Facility Administrative Agent as a “Reserve Report Certificate” under the ABL Credit Agreement).

“Resignation Effective Date” has the meaning assigned to such term in Section 11.06(a).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 9.03.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rock Oil” has the meaning set forth in the recitals hereto.

“Rock Oil Acquisition Agreement” has the meaning set forth in the recitals hereto.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Term Facility” has the meaning set forth in the recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Obligations” means any and all amounts owing or to be owing by the Borrower, any of its Subsidiaries or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent or any Lender under any Loan Document and all renewals, extensions and/or rearrangements of any of the above.

“Security Instruments” means the Guaranty Agreement and any and all other agreements, mortgages, instruments, certificates or consents now or hereafter executed and delivered by the Borrower or any other Person as security for the payment or performance of the Secured Obligations, as any of the foregoing may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means the 9.75% Senior Notes Due 2017, issued pursuant to the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Effective Date.

“Specified BEE Acquisition Agreement Representations” means the representations and warranties made by or with respect to the BEE Targets and their subsidiaries in each of the BEE Acquisition Agreements, that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the applicable BEE Acquisition Agreement or a right not to consummate the BEE Acquisitions as a result of a breach of any such representation and warranty in the applicable BEE Acquisition Agreement.

“Specified Person” has the meaning set forth in Section 7.07(d).

“Specified Representations” means the following statements:

(a) Each of the Borrower and the Restricted Subsidiaries is duly organized and validly existing.

(b) The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and each other Loan Document are within the Borrower’s and each Guarantor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary organizational and, if required, action by any holders of its Equity Interests.

(c) The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and each other Loan Document will not contravene the terms of any of such Person’s organization documents.

(d) The execution, delivery and performance by the Borrower and each Guarantor of this Agreement and each other Loan Document has not violated any applicable law or regulation (including the Patriot Act or OFAC Compliance) in a manner that has resulted in a Material Adverse Effect (as defined in the TLP Acquisition Agreement).

(e) This Agreement and each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or enforceability thereof generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f) On the Effective Date, after giving effect to the TLP Acquisition, the Equity Contribution and the Transactions that have occurred or will occur on such date, (i) the property (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt - ABL of the Borrower and the Guarantors on a consolidated basis, as the Debt - ABL becomes absolute and matures, (ii) the Borrower and the Guarantors, taken as a whole, will not have incurred or intended to incur, and will not believe that it will incur, Debt - ABL beyond their ability to pay such Debt - ABL (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of their liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt - ABL becomes absolute and matures and (iii) the Borrower and the Guarantors, taken as a whole, will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

(g) The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

(h) None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(i) With respect to the Borrower and each Guarantor, (i) the Guaranty Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the Collateral (as defined in the Guaranty Agreement) in which a security interest may be created under Article 9 of the New York Uniform Commercial, and (ii) such security interests granted pursuant to the Guaranty Agreement shall, upon the completion of the filing of a UCC-1 financing statement in such Person’s jurisdiction of organization with the applicable central filing office (such as the Secretary of State) in respect of such Collateral will constitute a valid perfected security interests in such Collateral in favor of the Administrative Agent, for the benefit of the Lenders, subject to Permitted Liens, to the extent that any security interest in such Collateral may be perfected by filing any such UCC-1 financing statement under the Uniform Commercial Code in a central filing office (such as the office of a secretary of state).

“Specified TLP Acquisition Agreement Representations” means the representations and warranties made by or with respect to TLP and its subsidiaries in the TLP Acquisition Agreement, that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the TLP Acquisition Agreement or a right not to consummate the TLP Acquisition as a result of a breach of any such representation or warranty in the TLP Acquisition Agreement.

“Sponsor” has the meaning set forth in the recitals hereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Syndication Agent” has the meaning set forth in the preamble hereto.

“Targets” has the meaning set forth in the recitals hereto.

“Taxable Income” means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

“Tax Amount” means, (i) for any period, the aggregate amount of tax distributions required to be made during such period by the Borrower to its members in accordance with the tax distribution provisions of the Borrower’s limited liability company agreement that is in effect on the Effective Date (as such provisions may thereafter be amended or supplemented so long as such amendments are not materially adverse to the Lenders), assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in

New York City, New York, provided that such distributions shall be for the purpose of enabling such members to pay their income tax liability on their respective shares of cumulative Taxable Income attributable to the Borrower and its Subsidiaries; and (ii) for any period, the amount of tax required to be paid by the Borrower directly to taxing authorities in respect of Taxable Income attributable to the Borrower and its Subsidiaries and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by the Borrower.

“Tax Distribution” means, in the event the Borrower becomes a pass-through or disregarded entity for U.S. federal income tax purposes, a distribution in respect of taxes to the members of the Borrower pursuant to Section 9.03(b)(viii) hereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Loans, as such obligation may be (a) modified from time to time pursuant to Section 2.07 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The initial aggregate amount of the commitments is $500,000,000. As of the Amendment No. 1 Effective Date, there is an additional Term Commitment in the aggregate amount of $150,000,000.

“TLP” has the meaning set forth in the recitals hereto.

“TLP Acquisition” has the meaning set forth in the recitals hereto.

“TLP Acquisition Agreement” has the meaning set forth in the recitals hereto.

“TLP Acquisition Reserve Report” has the meaning set forth in the recitals hereto.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the grant of Liens by the Borrower on Mortgaged Properties and other collateral pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the Liens and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other collateral pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted Eurodollar Rate.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any Non-Recourse Debt (other than Guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding Guarantees of Indebtedness for borrowed money); provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 9.05 hereof.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Borrower could incur $1.00 of additional Indebtedness pursuant to Section 9.01(a) hereof or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing provisions.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise 0(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), 0(b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, 0(c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), 0(d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, 0(e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and 0(f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein (including the determination of the size of baskets, if applicable) is computed such that all such computations and determinations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

The Credits

Section 2.01 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan in a principal amount not to exceed such Lender’s Commitment on the Effective Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be ABR Loans or Eurodollar Loans, as further provided herein.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the Effective Date, as of the Effective Date or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by email or telephone 0(a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or 0(b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, one Business Day before the date of the proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., Houston time, four Business Days before the date of the proposed Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to each Lender. Not later than 11:00 a.m., Houston time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof, the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof, such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and 0(ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or 0(ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination of Commitments. The Commitment of each Lender shall automatically and permanently be reduced to $0 upon the earlier of (a) the making of such Lender’s Loans pursuant to Section 2.01 and (b) December 31, 2012.

Section 2.07 Incremental Term Loans.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of incremental or additional term loan facilities (each, an “Incremental Term Facility”, the commitments thereunder, the “Incremental Term Commitments” and the loans thereunder, the “Incremental Term Loans”). Subject to the terms and conditions set forth in this Section 2.07, the Incremental Term Facilities shall be funded on the relevant Increased Amount Date; provided that the (x) aggregate amount of all Incremental Term Facilities shall not exceed the aggregate principal amount of (i) $~~150,000,000~~50,000,000 plus (ii) in the case of any Incremental Term Facility that serves to effectively extend the maturity of the Second Lien Term Facility, an amount equal to the reductions in the Second Lien Term Facility to be replaced with such Incremental Term Facility and (y) each Incremental Term Facility shall be in an amount equal to at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Each such notice shall specify the date (each, as may be updated by the Borrower through a subsequent notice, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter time acceptable to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any Incremental Term Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Commitments (it being understood that the Borrower has no obligation to offer or approach any Lender to provide an Incremental Term Commitment).

(b) Such Incremental Term Commitments shall become effective as of the Increased Amount Date; provided that:

(i) no Event of Default shall exist and be continuing or would result from the incurrence of such Incremental Term Facility; provided that, in the case of Incremental Term Commitments being provided in connection with an acquisition permitted by the terms of this Agreement, no Event of Default under Section 10.01(a), (b), (g) or (h) shall exist and be continuing or result from the incurrence of such Incremental Term Facility;

(ii) the final maturity date of any Incremental Term Loan under such Incremental Term Facility shall not be earlier than the Maturity Date;

(iii) the Weighted Average Life to Maturity applicable to any Incremental Term Facility shall be equal to or greater than the Weighted Average Life to Maturity of the existing Second Lien Term Facility;

(iv) no Incremental Term Facility shall be voluntarily or mandatorily prepaid prior to repayment in full of the Second Lien Term Facility, unless such prepayment is accompanied by a ratable prepayment of the Second Lien Term Facility (other than any Incremental Term Facility);

(v) such Incremental Term Loans or Incremental Term Commitments shall be effected pursuant to an amendment to this Agreement (an “Incremental Amendment”) executed and delivered by the Borrower, the Administrative Agent and one or more Incremental Term Lenders and setting forth the terms applicable to such Incremental Term Loans and Incremental Term Commitments;

(vi) the Incremental Term Loans shall rank pari passu in right of payment and right of security to the Second Lien Term Facility;

(vii) if the All-In-Yield applicable to any Incremental Term Loans under any Incremental Term Facility shall be 0.50% or more higher than the corresponding All-In-Yield on the Second Lien Term Facility, then the All-In-Yield applicable to the Second Lien Term Facility (excluding any Incremental Term Facility) shall be increased in a manner determined by the Borrower to a level that is not less than 0.50% below the All-In-Yield of such Incremental Term Facility; and

(viii) any term related to the All-In-Yield and the amortization schedule (if applicable) of any Incremental Term Commitments shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in the applicable Incremental Amendment and all terms (other than the foregoing) and documentation with respect to any Incremental Term Facility, if not consistent with the terms of the existing Second Lien Term Loan Facility, (A) shall be reasonably acceptable to the Administrative Agent and (B) will be as agreed between the Borrower and the Incremental Term Lenders providing such Incremental Term Loans.

(c) On any Increased Amount Date on which any Incremental Term Commitment becomes effective, subject to the foregoing terms and conditions, each lender with an Incremental Term Commitment (each, an “Incremental Term Lender”), to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Term Commitment; provided that any financial institution that becomes an Incremental Term Lender that is not already a Lender hereunder shall be reasonably satisfactory to the Administrative Agent and the Borrower to the extent consent would be required under Section 12.04(b) for an assignment of Loans to such Incremental Term Lender.

(d) The terms and provisions of the Incremental Term Commitments shall be, except as set forth in the relevant Incremental Amendment and otherwise provided in this Section 2.07, identical to those of the applicable Loans and for purposes of this Agreement, any Incremental Term Loans or Incremental Term Commitments shall be deemed to be Loans. Each Incremental Amendment may, without the consent of any other Loan Party or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.07.

Section 2.08 Refinancing Amendments.

(a) On one or more occasions, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Loans pursuant to a Refinancing Amendment in accordance with Section 2.08 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or

Additional Refinancing Lender’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 12.04(b) for an assignment of Loans to such Lender or Additional Refinancing Lender and (ii) any Affiliated Lender providing an Refinancing Loans shall be subject to the same restrictions set forth in Section 12.04(f) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans) Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Loans then outstanding under this Agreement in the form of Refinancing Loans.

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.08(a) shall be in an aggregate principal amount that is (i) not less than $25,000,000 and (ii) an integral multiple of $1,000,000 in excess thereof.

(c) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the last paragraph of Section 12.02 (without the consent of the Majority Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.08, and the Majority Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Section 2.09 Extension of Loans.

(a) Extension of Loans. The Borrower may at any time and from time to time request that all or a portion of the Loans of a given Class (each, an “Existing Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so amended, “Extended Loans”) and to provide for other terms consistent with this Section 2.09. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Tranche) (each, a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Loan Tranche and (y) be similar to the Loans under the Existing Loan Tranche from which such Extended Loans are to be amended, except that: (i) the All-In Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Loans of such Existing Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the maturity date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); and (iii) Extended Loans may have different call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Loans may be optionally prepaid prior to the date on which all Loans with an earlier final stated maturity (including Loans under the Existing Loan

Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Loans of a given Loan Extension Series at the time of establishment thereof be earlier than the maturity date of any then existing Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Loans of a given Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Loans) than the remaining Weighted Average Life to Maturity of any Existing Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Loan Extension Request. Any Extended Term Loans amended pursuant to any Loan Extension Request shall be designated a series (each, a “Loan Extension Series”) of Extended Loans for all purposes of this Agreement; provided that any Extended Loans amended from an Existing Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Loan Extension Series with respect to such Existing Loan Tranche. Each Loan Extension Series of Extended Loans incurred under this Section 2.09 shall be in an aggregate principal amount that is not less than $25,000,000.

(b) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.09. No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Tranche amended into Extended Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Loan Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Loan Tranche, which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent in consultation with the Borrower). In the event that the aggregate principal amount of Loans under the Existing Loan Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Loans requested to be extended pursuant to the Extension Request, Loans, subject to Extension Elections shall be amended to Extended Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Loans included in each such Extension Election.

(c) Extension Amendment. Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder, which shall be consistent with the provisions set forth in Sections 2.09(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (ii) modify the prepayments set forth in Section 3.04 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto, (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the last paragraph of Section 10.01 (without the consent of the Majority Lenders) and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.09, and the Majority Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d) No conversion of Loans pursuant to any Extension in accordance with this Section 2.09 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Default Rate. If any principal of or interest on any Loan or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then such overdue amount shall bear interest, after as well as before judgment, (i) in the case of overdue principal, at a rate per annum equal to the rate that would otherwise be applicable plus two percent (2%) or (ii) in the case of overdue interest or other overdue amounts, at a rate per annum equal to the rate applicable to ABR Loans as provided in Section 3.02(a) plus two percent (2%), but in no event to exceed the Highest Lawful Rate, in each case, from the date of such non-payment until such amount is paid in full.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, 0(ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and 0(iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurodollar Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted Eurodollar Rate or Eurodollar Rate, as applicable for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an Eurodollar Loan having the shortest Interest Period which is not unavailable under clauses (a) and (b) of this Section, and if no Interest Period is available, as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (except as set forth in Section 3.04(c) below), subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of prepayment, or 0(ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Prepayment Premium. If the Borrower makes any mandatory prepayment of the Loans pursuant to Section 3.04(d) using the net cash proceeds of an issuance of Indebtedness for borrowed money or makes an optional prepayment of the Loans pursuant to Section 3.04(a), (x) on or prior to the first anniversary of the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 2.00% of the principal amount of such Loans being prepaid or otherwise refinanced and (y) after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.00% of the principal amount of such Loans being prepaid or otherwise refinanced.

(d) Mandatory Prepayments.

(i) If, at any time, the Borrower or any Subsidiary receives net cash proceeds from an Asset Sale, the issuance of Indebtedness for borrowed money (other than Permitted Indebtedness) or termination or unwinding of any Swap Agreements or other hedge positions, and an Event of Default has occurred and is continuing, then the Borrower shall promptly use all of such net cash proceeds, after the prepayment in full of any amounts outstanding under the ABL Facility, to prepay the Borrowings and if any excess remains after prepaying all of the Borrowings, pay to the Administrative Agent on behalf of the Lenders such excess; provided that no such prepayment shall be required pursuant to this Section 3.04(d)(i) with respect to the portion of any net cash proceeds from the sale, transfer or other disposition of Property that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in assets useful for its business within twelve (12) months following receipt of such net cash proceeds (and, in the case of any commitment to reinvest, so reinvest within six (6) months after the end of such twelve (12) month period); provided that if any net cash proceeds are not so reinvested by the deadline specified above and not otherwise used in the prepayment in full of any amounts outstanding under the ABL Facility, an amount equal to 100% of any such net cash proceeds shall be applied to the prepayment of the Borrowings as set forth in this Section 3.04.

(ii) Each prepayment of Borrowings pursuant to this Section 3.04(d) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iii) Prepayments pursuant to this Section 3.04(d) shall be accompanied by accrued interest to the extent required by Section 3.02.

(e) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 3.04(c) and Section 5.02.

Section 3.05 Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and 0(b)the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(iv) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), excluding for purposes of this Section 5.01(a) any such increased costs or reduction in amount resulting from (A) Taxes or Other Taxes (as to which Section 5.03 shall govern), (B) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a lending office, and (C) capital requirements contemplated by Section 5.01(b), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs or reduction suffered, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon receipt of a certificate of a Lender as required under Section 5.01(c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth in reasonable detail the calculation and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, 0(c) the failure by the Borrower (for reasons other than the failure of a Lender to make a Loan) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or 0(d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholdings of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, 0(ii) the Borrower or such Guarantor shall make such deductions or withholdings and 0(iii) the Borrower or such Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount and reasonable detail as to basis and calculation of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Withholding Documentation. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i), (e)(ii) and (e)(iii) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI; or

(iii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Tax Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (h).

Section 5.04 Mitigation Obligations.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and 0(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, 0(ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender has not approved a proposed consent, waiver, amendment, supplement or other modification that requires the consent of all Lenders or all Lenders affected thereby, but which has been approved by the Majority Lenders (any such Lender, a “Non-Consenting Lender”), then the Borrower may at its cost (with respect to amounts owing under Section 5.02) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Any Lender being replaced pursuant to the preceding sentence shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative

Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all fees due on the Effective Date and, to the extent invoiced at least three Business Days prior to the Effective Date, other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of the its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of the Guaranty Agreement and the Intercreditor Agreement.

(f) The Administrative Agent shall have received an opinion of Simpson Thacher& Bartlett LLP, counsel to the Borrower, substantially in the form of Exhibit E.

(g) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower and its Subsidiaries, if any, are carrying insurance in accordance with Section 7.12.

(h) The Administrative Agent shall have received appropriate UCC search results reflecting no prior Liens (other than liens under the ABL Documents and Permitted Liens) encumbering the Properties of the Borrower and the Subsidiaries for each of the following jurisdictions: Texas, Delaware and any other jurisdiction requested by the Administrative Agent.

(i) The Administrative Agent shall have received a certificate from an authorized officer of the Borrower that the TLP Acquisition shall have been consummated or will be consummated substantially concurrently with the Effective Date.

(j) The TLP Acquisition shall have been consummated or shall be consummated substantially simultaneously with the Effective Date in accordance with the TLP Acquisition Agreement and all other related documentation (without material amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed); provided that any reduction in the purchase price for any Acquisition shall not be deemed to be materially adverse to the Lenders so long as such decrease is allocated pro rata to reduce (i) the Second Lien Term Facility and (ii) the Equity Contribution. Since the execution date of the TLP Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the TLP Acquisition Agreement).

(k) The Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent (i) a pro forma reserve report dated on or about October 1, 2012, with respect to the Oil and Gas Properties of the Borrower and TLP (the “TLP Acquisition Reserve Report”), in form and substance substantially consistent with the most recent reserve report delivered to the ABL Facility Administrative Agent or otherwise in form and substance reasonably acceptable to the Administrative Agent and (ii) a certificate from an authorized officer of the Borrower, dated as of the Effective Date, certifying, after giving effect to the TLP Acquisition, the percentage of aggregate net present value of the Oil and Gas Properties included in the TLP Acquisition Reserve Report that the Borrower and its Subsidiaries will acquire as a result of the TLP Acquisition (and identifying which Oil and Gas Properties included in the TLP Acquisition Reserve Report will not be acquired and the cumulative net present value of such excluded Oil and Gas Properties).

(l) The Specified TLP Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

(m) The Administrative Agent shall have received a solvency certificate from a director or an officer of the Borrower, substantially in the form of Exhibit G.

(n) The Administrative Agent shall have received three business days prior to the Effective Date (or such later date as the Administrative Agent reasonably agrees) all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Administrative Agent at least 10 days in advance of the Effective Date.

(o) All the existing indebtedness for borrowed money of the Borrower and its Subsidiaries (other than the ABL Facility and other indebtedness permitted thereunder) shall have been refinanced or repaid in full and all commitments in respect thereof terminated, and all security interests and guaranties in respect thereof discharged and released.

(p) The Equity Contribution shall have been consummated, or on the Effective Date substantially concurrently with the initial borrowings under the Second Lien Term Facility, shall be consummated. To the extent not comprising common stock, the terms and conditions of the Equity Contribution shall be reasonably satisfactory to the Administrative Agent.

(q) The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of operations, members’ equity and cash flows of the Borrower for the fiscal years ended December 31 of 2009, 2010 and 2011 and (ii) to the extent available (but in any event, for any fiscal quarter ended 45 days or more prior to the Effective Date), unaudited consolidated balance sheets and related statements of operations, members’ equity and cash flows of the Borrower for each completed fiscal quarter since the date of the most recent audited financial statements of the Borrower.

(r) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and EBITDA of the Borrower as of and for the 12-month period ending on the last day of the most recently completed four fiscal quarter period ending at least 45 days prior to the Effective Date, prepared after giving effect to the Acquisitions, Equity Contributions and Transactions (it being understood that delivery of the sponsor model on November 13, 2012 (as updated for financials required to be delivered pursuant to clause (q) above) shall be deemed to satisfy such condition).

(s) Each of the Borrower and the Guarantors shall have authorized the Administrative Agent (and hereby does authorize the Administrative Agent) to file a UCC-1 financing statement in its jurisdiction of organization with the applicable central filing office (such as the Secretary of State) in respect of its assets constituting Collateral (as defined in the Guaranty Agreement) to the extent that any security interest in such Collateral may be perfected by filing any such UCC-1 financing statement under the Uniform Commercial Code in a central filing office (such as the office of a secretary of state).

(t) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 4:00 p.m., Houston time, on December 31, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary organizational and, if required, action by any holders of its Equity Interests. Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or enforceability thereof generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments to effect and maintain perfection of Liens granted by this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority applicable to the Borrower, any Restricted Subsidiary or any Property of any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal year ended December 31, 2011, reported on by PriceWaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since December 31, 2011, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Restricted Subsidiaries has been conducted only in the ordinary course consistent with past business practices (it being understood that the Acquisitions and the Transactions are consistent with past business practices).

(c) Other than the Second Lien Term Facility, neither the Borrower nor any Restricted Subsidiary has on the Effective Date any material Debt – ABL (including Disqualified Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation.

(a) As of the Effective Date, except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or enforceability of any of the Loan Documents or seek to enjoin or prevent the Transactions.

(b) As of the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except as set forth on Schedule 7.06 or as could not be reasonably expected to have a Material Adverse Effect:

(a) neither any Property of the Borrower or of any Restricted Subsidiary nor the operations conducted thereon violate any order of any court or Governmental Authority or any Environmental Laws;

(b) no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon are subject to any existing, pending or threatened, administrative enforcement action, lawsuit, investigation, information requests or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required under applicable Environmental Law to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including, without limitation, present and past treatment, storage, disposal or release into the environment of a hazardous substance, oil, oil and gas waste or solid waste, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) all Hazardous Materials, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary are currently being, or to the Borrower’s knowledge, have in the past been, transported, treated and disposed of in accordance with Environmental Laws and there has been no Release or threatened Release, of Hazardous Materials at, on, under or from any of the Borrower’s or its Restricted Subsidiaries’ Properties that requires investigation, remediation, abatement, removal or monitoring of Hazardous Materials under applicable Environmental Laws;

(e) the Borrower has in place procedures for evaluating compliance with Environmental Laws of its and its Restricted Subsidiaries’ oil and gas operations; and

(f) neither the Borrower nor its Restricted Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal or monitoring of Hazardous Materials at, under, or released or threatened to be released from any real properties offsite the Borrower’s or its Restricted Subsidiaries’ Properties.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem all or any portion of any Debt - ABL outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) None of the Borrower or any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the PATRIOT Act and the use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(d) None of the Borrower or any of its Subsidiaries (collectively (for purposes of this paragraph only), the “Company”) or, to the knowledge of the Company, any director, officer, employee, agent, Affiliate or representative of the Company (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”). The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Specified Person, in any manner that will result in a violation by any Specified Person (including any Specified Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of sanctions administered or enforced by OFAC (such behavior by the Company, “OFAC Compliance”).

(e) None of the Borrower or any of its Subsidiaries nor any directory, officer or, to the knowledge of such Person, agent, employee or Affiliate of such Person, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA and any applicable anti-corruption law of any Governmental Authority.

(f) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except 0(a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or 0(b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of Taxes and other related or similar governmental charges are, in the reasonable opinion of the Borrower, adequate. No material Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower, the Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Restricted Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, full payment when due has been made of all amounts which the Borrower, the Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The aggregate actuarial present value of accumulated plan benefits of all Plans which are subject to Title IV of ERISA (based upon the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the date of the most recent annual statement reflecting such amount, exceed by more than $250,000 the aggregate fair market value of the assets of all such Plans.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. The Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risks (including, without limitation, public liability) insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than (a) Capital Leases or purchase money Debt - ABL creating Permitted Liens, but then only on the Property subject of such Capital Lease or purchase money Debt - ABL, (b) restrictions or approvals required under the Operating Agreement which have been waived or approved as required by the Operating Agreement or (c) the ABL Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14 Subsidiaries. On the Effective Date, except as set forth on Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries.

Section 7.15 Location of Business and Offices. On the Effective Date, the Borrower’s jurisdiction of organization is the State of Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is NFR Energy LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 4196637 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k). The Borrower’s principal place of business and chief executive office is located at the address specified in Section 12.01(a) (or as set forth in any notice delivered pursuant to Section 8.01(k) or Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in any notices delivered pursuant to Section 8.01(k)).

Section 7.16 Properties; Titles, Etc.

(a) After giving full effect to the Permitted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards in all material respects.

(e) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recently delivered Reserve Report Certificate, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 250,000 Mcf of gas (on an Mcf equivalent basis) in the aggregate.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, as of the date of such report, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21 Use of Loans. The proceeds of the Loans shall be used 0(a) to acquire Oil and Gas Properties or interests therein (including pursuant to the Acquisitions) and 0(b) to pay certain transaction expenses incurred in connection therewith (including those related to the Acquisitions and the Transactions). The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the property (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Indebtedness of the Borrower and the Guarantors on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) the Borrower and the Guarantors, taken as a whole, will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond their ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of their liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) the Borrower and the Guarantors, taken as a whole, will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Annual Financial Statements. As soon as available, but in any event not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, member’s equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, member’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04, which has not been previously disclosed pursuant to this Section 8.01(c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Sections 8.01(a) and (b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof

(including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other financial accountant’s letter (other than in the ordinary course of business) submitted to the Borrower or any of its Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Restricted Subsidiary.

(g) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, as the case may be.

(h) Financial Information and Notices Under Material Instruments. Promptly after the furnishing thereof, to the extent such information does not contain material non-public information, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties in excess of $500,000 or any Equity Interests in any Restricted Subsidiary, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.

(j) Notice of Casualty Events. Prompt written notice, and in any event within ten (10) Business Days, of the occurrence of any Casualty Event.

(k) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event at least five (5) days after such event) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(l) Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other governance document of the Borrower or any Restricted Subsidiary.

(m) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

(n) Additional Information; Quarterly Earning’s Calls. To the extent not included in the foregoing and not material non-public information, any information, documents or disclosures furnished to holders of the Senior Notes. In addition, the Lenders and the Administrative Agent shall be provided the opportunity to attend and participate in quarterly earnings calls conducted by the management of the Borrower.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or will result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all commercially reasonable actions to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted pursuant to the terms hereof.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become due and payable, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary, in a material respects, to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and casualty and condemnation excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all applicable Governmental Requirements.

(f) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide, to the extent the insurer will do so, that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and assets. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 8.07 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of a continuing Event of Default; provided, further that when a continuing Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours with reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, including, without limitation, the PATRIOT Act, OFAC Compliance, FCPA, Environmental Laws and ERISA, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.10 Reserve Reports and Title Information. The Borrower will furnish to the Administrative Agent for the distribution to each Lender, substantially concurrently with the distribution of such documents to the ABL Facility Administrative Agent, all Reserve Reports, Reserve Report Certificates and title information in connection therewith provided to the ABL Facility Administrative Agent pursuant to the terms of the ABL Credit Agreement.

Section 8.11 Additional Collateral; Additional Guarantors.

(a) To the extent required pursuant to the terms of the ABL Credit Agreement, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 90% (or such other higher or lower percentage required by the ABL Credit Agreement) of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 90% (or such other higher or lower percentage required by the ABL Credit Agreement) of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.10, to the Administrative Agent as security for the Secured Obligations a second-priority Lien interest (provided that Permitted Liens of the type described in clauses (a) to (f) and (l) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% (or such other higher or lower percentage required by the ABL Credit Agreement) of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any form satisfactory to the ABL Facility Administrative Agent shall be satisfactory) and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.11(b).

(b) The Borrower shall promptly cause each Domestic Subsidiary (excluding the Gathering Subsidiaries) that is a guarantor of the ABL Facility to guarantee the Secured Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery to the Administrative Agent or in accordance with the Intercreditor Agreement of any original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) deliver such other additional closing documents, certificates and legal opinions that were delivered to the ABL Administrative Agent.

(c) In the event that the Borrower or any Domestic Subsidiary, which is a Restricted Subsidiary, becomes the owner of a Foreign Subsidiary which has total assets having a fair market value (as determined in good faith by the Borrower and certified to by a Responsible Officer) in excess of three percent (3%) of the PV of the Oil and Gas Properties of the Borrower, then the Borrower shall promptly, or shall cause such Domestic Subsidiary, if required to so under the ABL Credit Agreement, to promptly but, in each case, not before it is required to do so under the ABL Facility 0(iii) pledge 65% of all the Equity Interests and all of the non-voting Equity Interests of such Foreign Subsidiary (including, without limitation, delivery to the Administrative Agent or in accordance with the Intercreditor Agreement of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and 0(iv) deliver such other additional closing documents, certificates and legal opinions that were delivered to the ABL Administrative Agent.

(d) If any Event of Default shall occur and be continuing, then the Borrower shall, and shall cause each of its Restricted Subsidiaries to, within ten (10) Business Days after notice by Administrative Agent, but not before any similar act is undertaken under the ABL Facility, grant to the Administrative Agent as security for the Secured Obligations a second-priority Lien interest (provided Permitted Liens of the type described in clauses (a) to (f) and (l) of the definition thereof may exist, but subject to the provisos at the end of such definition) on all of their Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent substantially all of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent (it being understood that any form satisfactory to the ABL Facility Administrative Agent shall be satisfactory) and in sufficiently executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(e) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the obligations under the ABL Credit Agreement without first (i) giving fifteen (15) days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent to secure the Indebtedness a perfected Lien (subject only to Permitted Liens) on this same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary, any or mortgage or deed of trust entered into on or after the Effective Date shall be governed by the law of the State where the Oil and Gas Properties that are the subject of such mortgages or deed of trust are located unless consented to by the Borrower.

Section 8.12 Ratings. The Borrower will use commercially reasonable efforts to maintain at all times corporate family ratings from Moody’s and corporate credit ratings from S&P (but not any specific ratings).

Section 8.13 Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 8.13 (or such later date as the Administrative Agent may agree to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date), the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 8.13, in each case, except to the extent otherwise agreed by the Administrative Agent.

ARTICLE IX

Negative Covenants

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Incurrence of Indebtedness and Issuance of Preferred Equity.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Borrower any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 9.01(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(i) the incurrence under Credit Facilities by (a) the Borrower any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder in an aggregate principal amount under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $400,000,000, (ii) the sum of $200,000,000 and 30% of the Borrower’s Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom or (iii) the Borrowing Base (as defined herein) and (b) any Foreign Subsidiary in an aggregate principal amount under this clause (1) not to exceed $20,000,000, in each case outstanding at any one time;

(ii) (A) the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness to the extent outstanding on February 12, 2010, including, without limitation, the ABL Facility and the Senior Notes, and (B) the Second Lien Term Facility and any Credit Agreement Refinancing Indebtedness;

(iii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $10,000,000 or (y) 1.5% of Adjusted Consolidated Net Tangible Assets;

(iv) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 9.01(a) or clauses (ii), (iii), (iv), (xi) or (xv) of this Section 9.01(b);

(v) the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loans;

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b);

(vi) The issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower, and

(B) any sale or other transfer of any such preferred equity to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (vi);

(vii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(viii) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 9.01 (including Section 9.01(a) hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the Guarantees shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(ix) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(x) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xi) Indebtedness, Disqualified Stock or preferred equity of the Borrower or any Restricted Subsidiary incurred or issued to finance an acquisition or of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that for any such Indebtedness outstanding under this clause (xi) in excess of $10,000.000, after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity, either:

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 9.01(a); or

(B) the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(xii) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary of the Borrower other than the Receivables Subsidiary (except for Standard Securitization Undertakings);

(xiii) the incurrence of Indebtedness arising from agreement of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xiv) the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of $35,000,000 or 3.5% of the Borrower’s Adjusted Consolidated Net Tangible Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of this Section 9.01 from and after the date on which the Borrower could have incurred such Indebtedness or Disqualified Stock or preferred equity under Section 9.01(a) hereof without reliance upon this clause (xiv)); and

(xv) Contribution Indebtedness.

The Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Loans and the Guarantee Agreement on substantially identical terms and the Borrower will not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Loans and the Guarantee Agreement on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with this Section 9.01, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xv) above or is entitled to be incurred pursuant to Section 9.01(a) hereof, the Borrower will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Borrower may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this Section 9.01. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of

Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this Section 9.01; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. Notwithstanding any other provision of this Section 9.01, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 9.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 9.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations or pursuant to any Loan Document; and

(b) Permitted Liens.

Notwithstanding anything herein to the contrary in this Agreement, and whether or not such Indebtedness is permitted to be incurred or be outstanding pursuant to Section 9.01 hereof, the aggregate principal amount of Indebtedness for borrowed money and letters of credit of the Borrower and its Restricted Subsidiaries (other than any Indebtedness constituting an Eligible Swap Agreement (as defined in the Intercreditor Agreement)) that may be secured on a first-priority basis to the Loans, shall not exceed the greater of (x) $750,000,000 and (y) the sum of (1) the Borrowing Base (as defined in the ABL Credit Agreement, and subject to the related definitions therein and Section 2.07 thereof) and (2) the principal amount of any Borrowing Base Deficiency (as defined in the ABL Credit Agreement); provided, however, that the amount set forth in clause (2) shall not include (A) any additional amounts in respect of principal to the extent such excess is the result of additional Loans advanced or letters of credit issued (other than renewal of outstanding letters of credit in amounts not exceeding the outstanding face amounts) while a Borrowing Base Deficiency is in effect or (B) any Loans or letters of credit to the extent advancing such funds or issuing such letter of credit (other than renewal of outstanding letters of credit in amounts not exceeding the outstanding face amounts) would cause a Borrowing Base Deficiency.

Section 9.03 Restricted Payments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(iii) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower));

(iv) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(v) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, (x) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Loans (excluding (A) any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries or (B) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Loans, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), (y) Capital Debt (as defined in the ABL Credit Agreement as in effect on the date hereof) and (z) the Senior Notes, except, in each case, a payment of interest or principal at the Stated Maturity thereof;

(vi) make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Borrower would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 9.01(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since February 12, 2010 (excluding Restricted Payments permitted by clauses (ii)-(xviii) of Section 9.03(b) hereof), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to February 12, 2010 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Borrower since February 12, 2010 (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Borrower any direct or indirect parent company of the Borrower (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(3) to the extent that any Restricted Investment that was made after February 12, 2010 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(4) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after February 12, 2010 is redesignated as a Restricted Subsidiary after February 12, 2010 or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Borrower or a Restricted Subsidiary of the Borrower, 100% of the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(5) 100% of any dividends or distributions received by the Borrower or a Restricted Subsidiary of the Borrower after February 12, 2010 from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b) The provisions of Section 9.03(a) hereof will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 9.03(a) hereof;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Restricted Subsidiary that is contractually subordinated to the Loans with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Borrower to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower or any direct or indirect parent company of the Borrower held by any current or former officer, director, consultant or employee of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Borrower pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,000,000 in any calendar year (which shall increase to $4,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any of its direct or indirect parent entities) (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent company of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent company of the Borrower that occurs after February 12, 2010 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (iv)(C) of Section 9.03(a) hereof); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent company of the Borrower (to the extent contributed to the Borrower) and its Restricted Subsidiaries after February 12, 2010;

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(vii) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower issued on or after February 12, 2010 in accordance with Section 9.03(a) hereof;

(viii) Tax Distributions to members of the Borrower in an amount, with respect to any period after December 5, 2009, not to exceed the Tax Amount for such period;

(ix) without duplication as to amounts distributed under clause (viii) above, Permitted Payments to Parent;

(x) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(xi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after February 12, 2010 and the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Borrower issued after February 12, 2010; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Borrower could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (xi) does not exceed the net cash proceeds actually received by the Borrower (including any such proceeds contributed to the Borrower by any direct or indirect parent company of the Borrower) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after February 12, 2010;

(xii) any payments made in connection with the Acquisitions or Transactions;

(xiii) Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Borrower and its Restricted Subsidiaries;

(xiv) other Restricted Payments in an aggregate amount not to exceed $25,000,000 since February 12, 2010;

(xv) the satisfaction of change of control obligations and asset sale obligations once the Borrower has fulfilled its obligations under this Agreement with respect to a Change of Control or an Asset Sale;

(xvi) the repayment of intercompany debt that was permitted to be incurred under this Agreement;

(xvii) cash dividends or other distributions on the Borrower’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Borrower to, fund the payment of fees and expenses owed by the Borrower or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 9.10 hereof;

(xviii) the payment of dividends or distributions on the Borrower’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Borrower to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Borrower from any public Equity Offering or contributed to the Borrower by a direct or indirect parent company of the Borrower from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iv)(C)(2) of Section 9.03(a) hereof; and

(xix) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xi) or (xviii) of this Section 9.03(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (xix) above or is entitled to be made pursuant to the first paragraph above, the Borrower shall, in its sole discretion, classify such Restricted Payment.

(d) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Capital Debt (as defined in the ABL Credit Agreement as in effect on the date hereof) if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon.

Section 9.04 Dividends and other Payment Restrictions Affecting Subsidiaries.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 9.04(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Indebtedness outstanding on the Effective Date, the Senior Notes, the ABL Credit Agreement and ABL Facility, in each case, as in effect on the Effective Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, taken as a whole, more materially adverse to the interests of the Lenders with respect to such dividend and other payment restrictions than those contained in those agreements on the Effective Date.

(ii) this Agreement and the Loans made pursuant to the terms hereof;

(iii) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(v) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 9.01(b)(iii) hereof;

(vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Permitted Liens that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(x) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(xii) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(xiii) other Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries that is incurred subsequent to February 12, 2010 pursuant to Section 9.01 hereof;

(xiv) encumbrances on property that exist at the time the property was acquired by the Borrower or a Restricted Subsidiary;

(xv) contractual encumbrances or restrictions in effect on the Effective Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Effective Date;

(xvi) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of Permitted Business Investment;

(xvii) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(xviii) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Borrower determines that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans, as determined in good faith by the Board of Directors of the Borrower, whose determination shall be conclusive; and

(xix) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (i) through (xviii); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing.

Section 9.05 Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower may designate any Restricted Subsidiary, other than the Borrower and other than any Subsidiary that is, or is required to be, a guarantor of the obligations owing under the ABL Credit Agreement (unless, in the case of any such Subsidiary, it is released from such requirement under and in accordance with the ABL Credit Agreement), to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 9.03 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 9.03 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 9.01 hereof, the Borrower will be in default of such covenant. The Board of

Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Borrower could incur such Indebtedness pursuant to Section 9.01(a) hereof, or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

Section 9.06 Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

Section 9.07 Payments for Consent. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration (other than an arranger or structuring fee) to or for the benefit of any Lender for any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 9.08 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless otherwise prepaid in accordance with Section 3.04 hereof, the Borrower will make an offer (a “Change of Control Offer”) to each Lender to prepay all of the Loans at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the Register, with the following information:

(i) that the Change of Control Offer is being made pursuant to this Section 9.08 and that such Lender has the right to require the Borrower to prepay such Lender’s Loans;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Loans not properly accepted for prepayment pursuant to this Section 9.08 will remain outstanding and will continue to accrue interest;

(iv) that unless the Borrower defaults in the payment of the Change of Control Payment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v) that Lenders shall be entitled to withdraw their election to require the Borrower to prepay such Loans; provided that the Borrower receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have the Loans prepaid;

(vi) that if such notice is delivered prior to the occurrence of a Change of Control stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(vii) the other instructions, as determined by the Borrower, consistent with this Section 9.08, that a Lender must follow.

(b) On the Change of Control Payment Date, the Borrower will, to the extent lawful:

(iii) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 9.08, pursuant to the Change of Control Offer;

(iv) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Prepayment in respect of all Loans or portions thereof so accepted for prepayment; and

(v) deliver, or cause to be delivered, to the Administrative Agent a certificate signed by a Responsible Officer stating that such Loans or portions thereof have been prepaid by the Borrower.

(c) Notwithstanding anything to the contrary in this Section 9.08, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9.08 and purchases all Loans or (2) the Borrower pursuant to and in accordance with Section 3.04(a) and Section 3.04(b) prepays the Loans and any accrued interest thereon in full.

Section 9.09 Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the aggregate consideration received from such Asset Sale and all other Asset Sales since February 12, 2010, on a cumulative basis, by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Marketable Securities or Additional Assets, or any combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

(i) any liabilities of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets and as a result of which the Borrower or such Restricted Subsidiary is released from further liability;

(ii) any securities, notes, other obligations or assets received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(iii) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (iii) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2.5% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) $25,000,000; and

(iv) any Capital Stock or assets of the kind referred to in clause (ii), (iv) or (v) of the next paragraph of this Section 9.09.

Section 9.10 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1,000,000, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the Board of Directors of the Borrower certifying that such Affiliate Transaction complies with this Section 9.10 and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Borrower; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion as to the fairness to the Borrower or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 9.10(a) hereof:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(ii) transactions (including a merger) between or among the Borrower and/or any of its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Borrower;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower or to any director, officer, employee or consultant of the Borrower or any direct or indirect parent company of the Borrower, and the granting and performance of registration rights;

(vi) Restricted Payments and Investments that do not violate Section 9.04 hereof;

(vii) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5,000,000 and (y) 2.0% of Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for such period and related expenses;

(viii) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(ix) any transaction effected as part of a Qualified Receivables Financing;

(x) any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (i) of Section 9.10(a);

(xi) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Effective Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (xi) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Lenders taken as a whole than the original agreement as in effect on the Effective Date;

(xii) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Borrower or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Borrower or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii) (x) guarantees of performance by the Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(xiv) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Borrower or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Borrower or any Restricted Subsidiary;

(xv) transactions effected pursuant to agreements in effect on the issue date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the Lenders, taken as a whole);

(xvi) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors; and

(xvii) the Nabors Transaction.

Section 9.11 Negative Pledge Agreements. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, the ABL Facility Documents, the Senior Notes, Capital Leases or purchase money Indebtedness creating Permitted Liens) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Oil and Gas Properties in favor of the Administrative Agent and the Lenders.

Section 9.12 BEE Acquisition Covenant. Subject to clause (c) below, the Borrower will not, and will not permit any of its Subsidiaries to:

(a) amend, modify or waive the BEE Acquisition Agreements in a manner that is materially adverse to the Lenders without the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed; or

(b) undertake the BEE Acquisitions pursuant to the BEE Acquisition Agreements, unless the following conditions are satisfied:

(i) on or prior their consummation, the Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent (A) the BEE Acquisition Reserve Reports, in form and substance substantially consistent with the most recent reserve report delivered to the administrative agent under the ABL Credit Agreement or otherwise in form and substance reasonably acceptable to the Arrangers and (B) a certificate from an authorized officer of the Borrower, dated as of the date of consummation of the BEE Acquisitions, certifying, after giving effect to the BEE Acquisitions, the percentage of the aggregate net present value of the Oil and Gas Properties included in the BEE Acquisition Reserve Report that the Borrower and its subsidiaries will acquire as a result of the BEE Acquisitions (and identifying which Oil and Gas Properties included in the BEE Acquisition Reserve Report will not be acquired and the cumulative net present value of such excluded Oil and Gas Properties), and

(ii) as of the date of the BEE Acquisitions, the Specified Representations and the Specified BEE Acquisition Agreement Representations shall be true and correct in all material respects.

(c) Notwithstanding anything contained in this Section 9.12 to the contrary, the provisions set forth Sections 9.12(a) and (b) shall be of no force and effect if, but only if, the following conditions have been satisfied, or waived by the Administrative Agent, on or prior to the Effective Date:

(i) the BEE Acquisitions shall have been consummated or shall be consummated substantially simultaneously with the advances under the Second Lien Term Facility in accordance with the BEE Acquisition Agreements and all other related documentation (without material amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed); provided that any reduction in the purchase price for the BEE Acquisitions shall not be deemed to be materially adverse to the Lenders so long as such decrease is allocated pro rata to reduce (A) the Second Lien Term Facility and (B) the Equity Contribution;

(ii) the Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent: (A) the BEE Acquisition Reserve Reports and (B) a certificate from an authorized officer of the Borrower, dated as of the Effective Date, certifying, after giving effect to the BEE Acquisition, the percentage of the aggregate net present value of the Oil and Gas Properties included in the Acquisition Reserve Report that the Borrower and its subsidiaries will acquire as a result of the BEE Acquisitions (and identifying which Oil and Gas Properties included in the Acquisition Reserve Report will not be acquired and the cumulative net present value of such excluded Oil and Gas Properties) (it being understood that the BEE Acquisition Reserve Reports and TLP Acquisition Reserve Reports any certificates delivered in connection therewith may, at the election of the Borrower, be delivered as a combined reserve report or omnibus certificate); and

(iii) as of the date of the BEE Acquisitions, the Specified Representations and Specified BEE Acquisition Agreements Representations shall be true and correct in all material respects.

Section 9.13 Changes in Covenants Upon Loans Being Rated Investment Grade.

During any period of time and beginning on the day that (a) the Loans have an Investment Grade Rating and (b) no Default or Event of Default has occurred and is continuing under this Agreement, the Borrower and the Restricted Subsidiaries will not be subject to the covenants contained in Sections 9.01, 9.03, 9.04, 9.05, 9.06, 9.09 and 9.10 hereof, and Section 9.14(iv) shall terminate. If the Borrower and the Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the Loans is withdrawn or downgraded so the Loans no longer have an Investment Grade Rating or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then the Borrower and the Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Borrower and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from February 12, 2012. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in this Agreement or cause an Event of Default hereunder.

Section 9.14 Merger, Consolidation, or Sale of Assets

The Borrower will not, directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(i) either:

(A) the Borrower is the surviving entity; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower, as the case may be, under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) (a) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 9.01(a) hereof; or

(b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction.

In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 9.14 will not apply to:

(1) a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries.

Section 9.15 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower in a transaction that is subject to, and that complies with the provisions of, Section 9.14 hereof, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the Obligations except in the case of a sale of all or substantially all of the Borrower’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 9.14 hereof.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. While continuing, one or more of the following events shall constitute an “Event of Default”:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans;

(b) default for 30 days or more in the payment when due of interest on or with respect to the Loans;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate, financial statement or other document required to be delivered in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) failure by the Borrower or any of the Borrower’s Significant Subsidiaries, or group of the Borrower’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary for 60 days (or 180 days in the case of Section 8.01 or 8.10) after notice to the Borrower by the Administrative Agent or the holders of at least 25% in aggregate principal amount of the Loans then outstanding to comply with any of the other agreements in this Agreement (other than a default referred to in clauses (a), (b) and (c) above);

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of the Borrower’s Significant Subsidiaries or group of the Borrower’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Borrower (or the payment of which is guaranteed by the Borrower or any of the Borrower’s Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Effective Date (but excluding Indebtedness owing to the Borrower or a Restricted Subsidiary of the Borrower), if that default:

(i) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

(f) failure by the Borrower or any of the Borrower’s Significant Subsidiaries, or group of the Borrower’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25,000,000 (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(g) the Borrower or any of the Borrower’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Borrower’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Borrower or any of the Borrower’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Borrower’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Borrower or any of the Borrower’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Borrower’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of the Borrower’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Borrower’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Borrower or any of the Borrower’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Borrower’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and;

(i) except as permitted by any Loan Document, any Loan Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of any Loan Document), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under any Loan Document and such Default continues for 10 days;

(j) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the collateral purported to be covered thereby, subject to Permitted Liens, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing; and

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(g) or Section 10.01(h), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, by notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(g) or Section 10.01(h), the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the obligations owing under this Agreement constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the obligations owing under this Agreement constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans;

(v) fifth, pro rata to any other Secured Obligations;

(vi) sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment; Powers. Each of the Lenders hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than in respect of fees payable under Section 3.05 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07 Administrative Agent as Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08 No Reliance.

(a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each

Lender acknowledges that Paul Hastings LLP is acting in this transaction as counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.02(b)) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.09 or is otherwise authorized by the terms of the Loan Documents. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any collateral securing the Secured Obligations, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of such collateral.

Section 11.11 No Other Duties; Etc. None of the Administrative Agent, Arranger, bookrunners, syndication agents, and documentation agents or co-agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than in their respective capacity, as applicable as the Administrative Agent or a Lender hereunder.

Section 11.12 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement referenced in clause (a) of the definition thereof and agrees to be bound by the terms thereof, subject to any good faith modifications referenced in such definition, or any other Intercreditor Agreement. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that it may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or telecopy, as follows:

(i) if to the Borrower, to it at 1415 Louisiana, Suite 1600, Houston, Texas 77002, Attention of Shane Bayless (Telecopy No. (832) 242-9702), sbayless@nfrenergy.com;

(ii) if to the Administrative Agent, to it at:

Bank of America, N.A.

Agency Management

901 Main Street

Mail Code: TX1-492-14-11

Dallas, Texas 75202-3714

Attention: Alan Tapley

Electronic Mail: alan.tapley@baml.com

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i)increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest pursuant to Section 3.02(c) or amend Section 3.02(c), or reduce any fees payable hereunder, or reduce any prepayment premium due pursuant to Section 3.04(c), without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of the Maturity Date without the written consent of each Lender directly affected thereby, (iv) release all or substantially of the Guarantors (except as permitted by the Guaranty Agreement or this Agreement), without the written consent of each Lender directly affected thereby, (v)release all or substantially all of the collateral (except as permitted by any Security Instrument or this Agreement), without the written consent of each Lender directly affected thereby, (vi) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents, without the written consent of each Lender; or (vii) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary contained in Section 12.02, the Intercreditor Agreement and any Security Instruments or related documents executed by the Borrower and its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (x) to comply with any local Governmental Requirement or advice of local counsel, (y) to cure ambiguities, omissions, mistakes or defects or (z) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (1) the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.07, Refinancing Amendment in accordance with Section 2.08 and Extension Amendment in accordance with Section 2.09 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document and (2), this Agreement and any Loan Document may be amended in order to modify any provision relating to pro rata sharing of payments among the Lenders (including Section 4.01(c)) (and, in any case, any provision requiring pro rata payments or sharing of payments in connection with Sections 2.07, 2.08 and 2.09) with the consent of the Majority Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of a single counsel (along with other local counsel to the extent reasonably requested by the Administrative Agent) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL (WHICH SHALL BE LIMITED TO ONE COUNSEL TO THE ADMINISTRATIVE AGENT, ARRANGER, AND THE LENDERS AND ANY RELATED PARTIES TO ANY OF THE FOREGOING, UNLESS, THE INTERESTS OF THE ADMINISTRATIVE AGENT AND THE LENDERS ARE SUFFICIENTLY DIVERGENT, IN WHICH CASE ONE ADDITIONAL COUNSEL MAY BE APPOINTED, AND IF THE INTERESTS OF ANY LENDER OR GROUP OF LENDERS (OTHER THAN ALL OF THE LENDERS) ARE DISTINCTLY OR DISPROPORTIONATELY AFFECTED, ONE (1) ADDITIONAL COUNSEL FOR SUCH LENDER OR GROUP OF LENDERS) FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (vi) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER

OR ANY SUBSIDIARY, (ix) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arranger under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Arranger, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Arranger in its capacity as such.

(d) To the extent permitted by applicable law, the parties hereto and their Affiliates or Participants shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 30 days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and 0(ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (g) or (h) of Section 10.01 has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, an Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and shall be in increments of $1,000,000 in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Section 10.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) no assignment may be made to a Prohibited Lender without the Borrower’s prior written consent.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b). Prior to such recording, the Borrower and the Administrative Agent may continue to deal solely and directly with the assigning Lender.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that 0(A) such Lender’s obligations under this Agreement shall remain unchanged, 0(B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and 0(C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent that such amendment, consent or waiver would require unanimous consent of the Lenders. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(v) A Participant shall not be entitled to receive any greater payment under Section 5.01, Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) Notwithstanding any consent requirements otherwise set forth in this Section 12.04, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 20% of the aggregate principal amount of all Loans (including any Incremental Term Loans) outstanding at such time under this Agreement, after giving effect to any substantially simultaneous cancellations thereof; and

(iii) Affiliated Lenders will not be entitled to receive information provided solely to Lenders by the Administrative Agent (except to the extent such information or materials have been made available to any Loan Party) or any Lender and will not be permitted to attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent.

Notwithstanding the foregoing, (1) an Affiliated Lender shall be permitted (but not required) to contribute any Loans assigned to it to the Borrower or any of its Subsidiaries for purposes of cancellation of such Loans and the aggregate principal amount of such Loans shall be reduced in accordance with Section 12.04(g)(i); and (2) each Affiliated Lender shall not have the right to vote on any amendment, modification, waiver or consent that would require the vote of the

Majority Lenders and such Affiliated Lenders shall be deemed to have voted their Loans in a manner that it is proportional to the votes of the non-Affiliated Lenders (it being understood that Affiliated Lenders shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders or the vote of all Lenders directly and adversely affected thereby); and (3) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender of the same Class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

(g) Notwithstanding any consent requirements otherwise set forth in this Section 12.04, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to the Borrower or its Subsidiaries on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) notwithstanding Section 4.01, open market purchases on a non-pro rata basis, in each case, subject to the following limitations:

(i) the principal amount of such Loans, along with all accrued and unpaid interest thereon, assigned to the Borrower or its Subsidiaries shall be deemed automatically cancelled and extinguished on the date of such assignment (it being understood that any contribution or transfers of Loans by an Affiliated Lender to the Borrower or its Subsidiaries as contemplated by Section 12.04(f) shall be treated in the same manner);

(ii) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register;

(iii) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction or consummation of such purchase, as the case may be; and

(iv) the Borrower and its Subsidiaries shall not use the proceeds of any loans or advances made under the ABL Facility to fund any such purchases.

(h) Notwithstanding any consent requirements otherwise set forth in this Section 12.04, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to a Debt Fund Affiliate on a non-pro rata basis through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis. For purposes of determining whether the Majority Lenders have consented (or not consented) to any waiver, amendment or modification undertaken pursuant to Section 12.02 with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom that requires the consent of Majority Lenders, Debt Fund Affiliates may not account for more than 49.9% of the Loans of consenting Lenders included in determining whether the Majority Lenders have consented to the foregoing.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE SECOND LIEN TERM FACILITY FEE LETTER DATED DECEMBER 3, 2012 CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates shall be authorized at any time and from time to time, to the full extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL AND SENDING A COPY BY EMAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) EXPRESSLY AND UNCONDITIONALLY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (but only to the extent required to perform its duties hereunder or under the Loan Documents) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having or asserting jurisdiction over the Person being requested to provide such Information, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) if required in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, in each case upon five (5) Business Days’ notice to the Borrower, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and to the Administrative Agent or Lender’s knowledge, such source was not subject to a confidentiality agreement with respect to such information. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof under this Agreement, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful

Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower and the Guarantors, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	NFR ENERGY LLC

Shane M. Bayless
Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as
Administrative Agent

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SIGNATURE PAGE

SECOND LIEN CREDIT AGREEMENT

LENDERS:		BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

CITIBANK, N.A., as a Lender

By:
Name:
Title:

SIGNATURE PAGE

SECOND LIEN CREDIT AGREEMENT

ANNEX I

COMMITMENTS

Name of Lender	Term Commitments
Bank of America, N.A.	$292,500,000
Citibank, N.A.	$292,500,000
Natixis, New York Branch	$65,000,000

Total:	$650,000,000

ANNEX I